EXHIBIT 10.12



                                       December 26, 1996



Thomas P.H. Twaddell, M.D., F.A.C.G.
600 Duncan Street
San Francisco, CA  94131

Dear Dr. Twaddell:

         On behalf of Jenner Technologies (the "Company"), I am pleased to invite you to join the Company as its Vice President of Clinical Research and Product Development. In this position, you will be expected to devote your fill business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be on or before January 15, 1997.

         The terms of this offer of employment are as follows:

         1. Compensation. The Company will pay you a salary of $7,083.33 twice a month in accordance with the Company's standard payroll policies ($170,000 annual). Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

         2. Benefits. You will be entitled during the term of your employment to the Company's standard vacation and benefits covering employees, as such may be in effect from time to time, in addition, when you travel for Company business matters, the Company will reimburse you for all business class flights, first class if business class not available.

         3. Stock Option. Subject to action by the Company's Board of Directors and compliance with applicable state and federal securities laws, the Company will grant to you an option to purchase 150,000 shares of the Company's Common Stock pursuant to the Company's 1993 Employee Stock Plan, or other Employee Stock Plan adopted by the Company (the "Plan"). The exercise price of the option will be $1.73 per share. The option will vest over four years with 1/4 of the shares subject to the option vesting one year from the effective date of your employment and 1/48 of the shares vesting at the end of each full month thereafter until all shares are vested, subject to all provisions of the Plan and your continued employment with the Company.

         4. At-Will Employment. Your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as set forth herein and as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

         5. Severance. In the event your employment with the Company is terminated without Cause by the Company, you will be entitled to continuation of your base salary for a period of six (6) months. For purposes of this severance provision, "Cause" means gross negligence, gross misconduct, habitual neglect of duties, dishonesty, criminal acts, violation of any state or federal securities laws, and disobeyment of the lawful policies or instruction of the Board of Directors.

         6. Proprietary Information Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Employee Proprietary Information Agreement, attached hereto, along with a copy of this offer letter.

         7. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

         8. General. This offer letter, the Employee Proprietary Information Agreement and the agreement(s) representing stock options granted to you under the Plan, when signed by you, set forth in the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing. This agreement will be governed by California law.







         We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me, along with your completed and signed Employee Proprietary Information Agreement. This offer will terminate if not accepted on or before January 15, 1997.

                                                Sincerely,

                                                JENNER TECHNOLOGIES


                                                /s/ ANTHONY E. MAIDA
                                                ------------------------------
                                                Anthony E. Maida, III, MA, MBA
                                                Chief Executive Officer


ACCEPTED:


/s/ Thomas Twaddell
--------------------------------------
Thomas P.H. Twaddell, M.D., F.A.C.G.